                                                                     Exhibit 1.1
                    BY-LAWS OF "GRUPO IUSACELL", S.A. DE C.V.

                                    CHAPTER I
                         CORPORATE NAME, PURPOSE, TERM,
                            DOMICILE AND NATIONALITY

         ARTICLE ONE.- The name of the Company is "GRUPO IUSACELL". This name shall always be followed by the words "Sociedad Anonima de Capital Variable", or their abbreviation, "S.A. de C.V.".

         ARTICLE TWO.- The corporate purpose of the Company is:

         1.- The industrial and commercial promotion and development of companies, both domestic and foreign;


         2.- To promote, incorporate, establish, organize, develop, exploit, manage and represent all kinds of mercantile companies or partnerships and other associations, including to acquire or subscribe for shares and interest of such companies, as well as to acquire their own shares upon the terms of the Securities Market Law;

         3.- The acquisition, negotiation, custody and disposal of any instruments, shares, bonuses, debentures and, in general, credit instruments, securities and corporate interest of mercantile companies, partnerships or other associations of any kind, both domestic and foreign;

         4.- To obtain and/or grant loans for the companies in which capital stock it participates, directly or indirectly, and guarantee them by means of bonds, avals, mortgages, pledges, joint and several obligations, trusts or any other guarantees, and guarantee third party obligations;

         5.- To obtain, by any legal means, all kinds of loans, credits and financing, including as an example but not as a limitation, through the issuance of bonds, mortgage certificates, mortgage or unsecured obligations and commercial paper with the participation of the institutions or authorities provided for by the applicable laws, as well as to grant, by any legal means, all kinds of loans, credits, financing and all other necessary funds, with or without specific guarantee, to companies or associations where it holds shares or has an interest, whether directly or indirectly;

         6.- To issue, draw, endorse, accept, aval, discount, subscribe for, acquire, assign, dispose of and, in general, negotiate with all kinds of credit instruments and personal property, including, as an example but not as a limitation, shares, debentures, interests or participation in other companies or business;

                                                                             2.-

         7.- To obtain, acquire, register, negotiate and grant the use and enjoyment of all kinds of patents, trademarks and trade names, franchises, inventions, processes, options and copyrights; and to produce and use works susceptible of protection by copyright and related rights, as well as to acquire the ownership of rights thereon and to perform all legal acts with respect thereto, both in Mexico and abroad;

         8.- To render all kinds of technical, administrative, supervision, organization, marketing, investigation, development, engineering, human resources, legal and public relations services or advice and, in general, to render any kind of services connected with the industrial, commercial or service activities of firms, companies and associations, whether Mexican or foreign and to receive such services;

         9.- To acquire, own, import, export, dispose of, build, lease, purchase, sell, encumber, mortgage, negotiate, take and grant the use and enjoyment under any title permitted by the Law, of real and personal property, as well as any real and personal rights thereon, which are necessary or convenient to attain its corporate purpose or for the business of the mercantile companies or partnerships where the Company has an interest or participation, whether directly or indirectly;

         10.- To perform all kinds of acts and to execute all kinds of agreements, arrangements and operations, whether civil or mercantile, and to perform all acts necessary for the attainment of its corporate purpose; and

         11.- To carry out and perform all other mercantile acts which may be legally performed, under the terms of the Law, by a Mexican mercantile company.

         ARTICLE THREE.- The term of existence of the Company is indefinite.

         ARTICLE FOUR.- The corporate domicile of the Company is Mexico City, Federal District, but the Company may establish branches, agencies or offices and designate contractual domiciles anywhere in the Mexican Republic or abroad, without its corporate domicile being understood as changed.

         ARTICLE FIVE.- The Company is Mexican and it shall be governed by the applicable laws of the United Mexican States. Current or future foreign shareholders of the Company hereby agree before the Ministry of Foreign Affairs to consider themselves as Mexican with respect to the shares of the Company they acquire or hold, and not to invoke, therefore, the protection of their government regarding such shares, under the penalty, if they fail to honor their commitment, of forfeiting such shares to the benefit of the Mexican nation.

                                   CHAPTER II
                            CAPITAL STOCK AND SHARES

         ARTICLE SIX.- The capital stock is variable and it shall be represented by ordinary registered shares without par value.

         The minimum fixed capital stock without withdrawal right is the amount of $5,932,619,843.64 (five billion nine hundred and thirty-two million six hundred nineteen thousand
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                                                                             3.-

eight hundred and forty three pesos 64/100 Mexican Currency) divided into 1,862,024,794 (one billion eight hundred sixty two million twenty four thousand seven hundred and ninety four) fully subscribed for and paid shares, from which 961,292,484 (nine hundred sixty one million two hundred ninety two thousand four hundred and eighty eight) shares correspond to Series "A" and 900,732,310 (nine hundred million seven hundred thirty-two thousand three hundred and ten) shares correspond to Series "V". The variable portion of the capital stock may not exceed ten times the fixed capital stock.

         The shares of capital stock are divided into the following Series:

         1.- Series "A", comprised by shares representing at least 50% (fifty percent) plus one of the outstanding shares of the capital stock and which may be acquired by Mexican and foreign investors; and

         2.- Series "V", comprised by shares not exceeding 50% (fifty percent) less one of the outstanding shares of the capital stock and which may be acquired by Mexican and foreign investors.

         The General Shareholders Meeting resolving on any increase in the capital stock shall fix the characteristics of the shares to be issued to that effect.

         The Company's subsidiaries may not, directly or indirectly, invest in shares of this Company or in any other corporation of which this Company is a subsidiary.

         ARTICLE SEVEN.- Shares are indivisible and, except for the limitations and rights provided in these By-laws, they shall grant their holders the same rights and obligations. Each share shall be entitled to one vote at the Shareholders Meetings.

         Outstanding shares are entitled to participate equally in the payment of dividends or other allotment, including that made as a consequence of the liquidation of the Company.

         Provisional and definitive share certificates may cover one or more shares and shall be signed by two principal members of the Board of Directors, whose signatures may be printed in facsimile upon the terms of the provisions of section VIII of Article 125 (one hundred and twenty-five) of the General Law of Mercantile Companies. Such provisional or definitive share certificates must comply with all the requirements set forth by such law. In case of definitive share certificates, they must have adhered thereto the numbered registered coupons resolved by the Board of Directors to cover the payment of dividends; likewise, they shall include the provision referred to in Article Five of these By-laws.

         In the event of the loss, destruction or theft of the share certificates, the holder thereof may request their replacement subject to the provisions of the General Law of Credit Instruments and Operations. Any expenses accrued therefrom shall be borne by the requesting party.

         ARTICLE EIGHT.- For purposes of Article 128 (one hundred and twenty-eight) of the General Law of Mercantile Companies, the Company shall keep a share registry book in which all subscription, acquisition or transfer operations of the shares of the capital stock shall be registered
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                                                                             4.-

with the expression of the previous subscriber, acquirer or owner and of the new shareholder thereof.

         By resolution of the General Extraordinary Shareholders Meeting, the Company may acquire the shares representing its capital stock for their redemption against distributable profits. The acquisition shall be made pursuant to the provisions of Article 136 (one hundred and thirty-six) of the General Law of Mercantile Companies and upon the terms and conditions set forth by the Meeting so resolving. The certificates of redeemed shares shall be cancelled. Once the total number of redeemed shares is known, the Board may evidence, in the text of Article Six of these By-laws, the new number of shares into which the fixed portion of the capital stock without withdrawal right shall be divided by means of a public instrument to be notarized and filed with the Public Registry of Commerce, together with the minutes of the Meeting which resolved the redemption, without a new resolution of the Meeting being necessary.

         The Company may acquire the shares representing its capital stock through the stock exchange where they are listed, under the terms of the provisions of section I of Article 14 Bis 3 of the Securities Market Law and the general provisions issued to that effect by the National Banking and Securities Commission, at their current market price, without the prohibition set forth in the first paragraph of Article 134 (one hundred and thirty-four) of the General Law of Mercantile Companies being applicable, as long as the purchase is made out of the net worth accounts when such shares are owned by the company, or as the case may be, out of the capital stock in the event that it is resolved to convert them in treasury shares, in which case a resolution of the shareholders meeting will not be necessary.

         It is a power and an obligation of the Board of Directors to designate the person or persons responsible for the acquisition and placement of own shares of the Company. The General Ordinary Shareholders Meeting shall expressly resolve, for each fiscal year, the maximum amount of funds that can be allocated for the purchase of own shares of the Company, with the only limitation that the sum of the funds to be used for that purpose, in any case, may not exceed the total balance of the net profits of the Company, including the retained earnings.

         As long as the Company holds its own shares, such shares may not be represented in any shareholders meetings.

         The own shares of the Company held by the Company itself, or as the case may be, the re-purchased shares converted into treasury shares, notwithstanding what it is provided in the General Law on Commercial Companies, may be placed among the public investor, without being necessary, in this last case, that the corresponding capital increase requires a resolution of the shareholders meeting, nor resolution from the Board of Directors, for its placement.

         Profits accrued by the difference between the proceeds of the placement and the acquisition price, as the case may be, shall be recorded in the account named "Premium for the Subscription of Shares".

         Decreases and increases in the capital stock derived from the purchase and placement of shares referred to in this Article, shall not require a resolution of the Shareholders Meeting nor a resolution of the Board of Directors, but in connection with such decreases and increases affecting the minimum fixed capital stock and the decreases in such minimum fixed capital stock derived

                                                                             5.-

from the exercise of the withdrawal right, the Board may, as it deems convenient, evidence in the text of Article Six of these By-laws, the new number of shares into which the fixed portion shall be divided without withdrawal right of the capital stock, by means of minutes which shall be notarized and filed in the Public Registry of Commerce.

         In no case the operations carried out by the Company due to temporary acquisitions of its own shares may give rise to the maximum authorized percentage of Series "V" shares set forth in Article Six of these By-laws to be exceeded.

         The purchase and placement of shares provided in this Article, the reports which must be filed with the General Ordinary Shareholders Meeting thereon, the disclosing standards on the financial information, as well as the form and terms on which such transactions are made known to the National Banking and Securities Commission, to the Mexican Stock Exchange and public investors, shall be subject to the general provisions issued by the National Banking and Securities Commission.

         ARTICLE NINE.- The fixed minimum portion of the capital stock of the Company may only be increased by resolution of the General Extraordinary Shareholders Meeting.

         Any increases in the variable portion of the capital stock mentioned in Article Twenty-eight, paragraph (ii) of these By-laws, may only be carried out by resolution of the General Extraordinary Shareholders Meeting. Any other increase in the variable portion of the capital stock may only be carried out by resolution of the General Ordinary Shareholders Meeting and the minutes of such meeting will be protocolized, being no necessary the registration of such minutes before the Public Commerce Registry.

         Any increases in the capital stock derived from the placement of shares referred to in section I of Article 14 Bis 3 of the Securities Market Law shall not require the resolution of the Meeting or the Board of Directors.

         No increase may be resolved until all shares previously issued are fully paid.

         When passing a resolution on a capital stock increase, the corresponding General Shareholders Meeting or any further General Shareholders Meeting shall fix the terms and basis on which such increase must be carried out.

         Any increases in the capital stock may be made by capitalization of net worth accounts pursuant to Article 116 (one hundred and sixteen) of the General Law of Mercantile Companies or by contributions in cash or in kind.

         In the increases in the capital stock due to capitalization of the net worth accounts, all shareholders shall be entitled to the proportion corresponding to them from such accounts according to their respective shareholdings.

         Except in the case that the General Shareholders Meeting otherwise resolves, in any increases in the capital stock, Series "A" and Series "V" shares shall be issued in proportion to those issued by each Series according to Article Six of these By-laws.

                                                                             6.-

         In any increases in the capital stock, the shareholders of the Company shall have a preferential right to subscribe the new shares issued in proportion to the number of shares they hold at the time of the increase.

         Shareholders must exercise their preferential right within the term and under the conditions fixed for such purpose by the Meeting resolving the increase in the capital stock, provided that such term may not be shorter that 15 (fifteen) days or longer than 30 (thirty) days and that the same shall be computed as from the date of publication of the corresponding notice in the Official Gazette of the Federation or as from the date of holding the corresponding Meeting, in the event that all the shares into which the capital stock is divided shall have been represented thereat.

         If after the expiration of the term during which the shareholders must exercise their preferential right, there are still some shares without subscription, these may be kept in the treasury of the Company for their subsequent placement in the manner and on the terms which the General Shareholders Meeting or, by delegation thereof, the Board of Directors (even through the Executive Committee) may determine, but always on terms not more favorable than those on which they shall have been offered to the shareholders of the Company.

         All increases in the capital stock must be registered in the Book of Variations in the Capital Stock kept by the Company for such purpose.

         ARTICLE TEN.- The fixed minimum portion of the capital stock of the Company may only be decreased by resolution of the General Extraordinary Shareholders Meeting.

         Except as provided in the next paragraph or when the shareholders exercise their withdrawal right, any decreases in the variable portion of the capital stock may be carried out by resolution of the General Ordinary Shareholders Meeting and the minutes of such meeting will be protocolized being no necessary the registration of such minutes before the Public Commerce Registry.

         Decreases derived from the exercise of the withdrawal right and from the purchase of shares made pursuant to section I of Article 14 Bis 3 of the Securities Market Law shall not require a resolution of the Meeting.

         Decreases in the capital stock may be made to absorb losses, make reimbursements to the shareholders or release them from payments not made, as well as according to the provisions of section I Article 14 Bis 3 of the Securities Market Law and other provisions on the subject.

         Any decrease in the capital stock due to losses or reimbursements, in the last case except in the event a reimbursement due to withdrawal, shall be made proportionally with respect to all outstanding shares.

         The procedure for the exercise of the withdrawal right, in addition to abiding by the provisions of Articles 220 (two hundred and twenty) and 221 (two hundred and twenty-one) of the General Law of Mercantile Companies, is subject to the fact that the corresponding reimbursement is made in accordance with the following: at the lowest value between the following: 95% (ninety-five percent) of the quotation value in the Stock Exchange resulting from the average price at the
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                                                                             7.-

closing of the operations which shall have been made during the 30 (thirty) days in which the shares of the Company shall have been traded prior to the date on which the withdrawal must be effective, during a period that cannot be over 6
(six) months; or the book value of the shares according to the balance sheet corresponding to the closing of the prior fiscal year on which the separation must be effective, previously approved by the General Ordinary Shareholders Meeting.

         In the case that the number of days in which the shares had been traded during the period mentioned in the previous paragraph is below 30 (thirty) days, it will be taken into consideration the days on which the shares were effectively traded. In case that the shares were no traded at all during that period, it will be taken into consideration the book value of the shares.

         The reimbursement shall be repayable to the Company as from the date following the holding of the General Ordinary Shareholders Meeting which approved the balance sheet statement corresponding to the year in which the withdrawal must become effective.

         All decreases in the capital stock shall be registered in the Book of Variations in the Capital Stock kept by the Company for such effect.

                                   CHAPTER III
                                 ADMINISTRATION

         ARTICLE ELEVEN.- The administration of the Company shall be vested in a Board of Directors comprised by 12 (twelve) principal members and their corresponding alternates designated by the General Ordinary Shareholders Meeting based on the resolutions of the respective Special Meetings. From such members, either regular or alternate, at least 25% (twenty five percent) shall be independent, on the terms of Article 14 Bis of the Securities Market Law. The alternate Directors may only substitute their corresponding regular directors.

         Directors shall hold office during one year and may be reelected, but in all cases they shall perform their duties until the persons designated to substitute them take office.

         From the Directors, 7 (seven) with their corresponding alternates shall be designated by Series "A" shareholders at a Special Meeting and shall be known as Series "A" Directors; and 5 (five) with their corresponding alternates shall be designated by Series "V" shareholders at a Special Meeting and shall be known as the Series "V" Directors. As the case may be, Series "A" and Series "V" Directors shall be removed and/or substituted by the General Ordinary Shareholders Meeting, based on the resolutions of the corresponding Special Meeting or Meetings.

         Any shareholder or group of shareholders holding shares of one same Series representing at least 10% (ten percent) of the total capital stock of the Company, shall be entitled to designate and, as the case may be, remove or substitute a regular Director of such Series and, as the case may be, his corresponding alternate, for each 10% (ten percent) of the capital stock represented by the shares of such Series they hold. Such designation or, as the case may be, substitution shall remain in force as long as the applicable shareholder or group of shareholders keeps the percentage required by this paragraph. The General Ordinary Shareholders Meeting may remove or substitute any Directors and alternate designated by a shareholder or group of shareholders pursuant to this paragraph, at any time on which such shareholder or group of shareholders stops being the owner of the percentage

                                                                             8.-

required by this paragraph to make such designation, without it being necessary to remove or substitute other Directors.

         The Directors elected by minorities shall not be additional to those mentioned in the first paragraph of this Article Eleven.

         Directors shall not be required to guarantee the performance of their duties, except when the General Ordinary Shareholders Meeting otherwise resolves.

         ARTICLE TWELVE.- The person designated by the majority vote of Series "A" Directors or, as the case may be, the person designated by the General Ordinary Shareholders Meeting based on the resolutions of the Special Meeting of Series "A" shareholders shall act as Chairman of the Board of Directors. In the absence of the Chairman and his corresponding alternate, the Director appointed by the majority vote of Series "A" Directors shall act as such.

         The Board of Directors or, as the case may be, the General Ordinary Shareholders Meeting, may also designate (i) the Secretary of the Board of Directors and one or more alternates, who shall not need to be Directors and
(ii) the persons who shall hold the other offices set forth for the better performance of the duties of the Board.

         The copies or evidence of the minutes of the Board of Directors meetings and of the Shareholders Meetings, as well as the entries included in the non-accounting corporate books and records shall be authorized by the Secretary or by any Alternate Secretary.

         The Chairman, the Secretary and the Alternate Secretary or Secretaries are authorized to obtain the notarization of the minutes of the Board of Directors Meetings or of the Shareholders Meetings, to grant and ratify the powers-of-attorney conferred by the Shareholders Meeting or the Board within their corresponding area of authority and, as the case may be, to obtain their filing with the Public Registry of Commerce, as well as to perform all other acts necessary or convenient for the formalization of such minutes and for the passed resolutions evidenced therein to become fully effective.

         ARTICLE THIRTEEN.- The Board of Directors shall have the legal representation of the Company, upon the terms of this Article Thirteen and the other applicable provisions of these By-laws.

         I.- Powers-of-attorney and authorities of the Board of Directors.- Except in connection with the matters exclusively reserved by the law or these By-laws to the Shareholders Meeting, the Board of Directors shall have the following powers-of-attorney:

         1.- General power-of-attorney for lawsuits and collections, for acts of administration, including labor administration, and for acts of ownership, with all the general and special authorities requiring a special clause according to the law, upon the terms of Articles two thousand five hundred and fifty-four, paragraphs first, second and third, and two thousand five hundred and eighty-seven of the Federal Civil Code and the correlative provisions of the Civil Codes for each one of the federal entities of the Mexican Republic, as well as for the effects of Articles eleven, forty-six, forty-seven, one hundred and thirty-four, section three, five hundred and twenty-three, six

                                                                             9.-

hundred and ninety-two, sections one, two and three, six hundred and eighty-seven, eight hundred and seventy-six, eight hundred and seventy-eight, eight hundred and eighty-three and eight hundred and eighty-four of the Federal Labor Law. Therefore, it shall represent the Company before all kinds of administrative and judicial authorities, whether federal, state and municipal, before all kinds of boards of conciliation and of conciliation and arbitration and other labor authorities and before arbiters and arbitrators. The foregoing powers-of-attorney include, as an example but not as a limitation, authorities to file all kinds of lawsuits and remedies, even "amparo" proceedings, and withdraw therefrom; to settle, submit to arbitrators, file and answer interrogatories, assign goods, challenge judges and receive payments; to discuss, execute and review bargaining agreements; to represent the Company before labor authorities in labor matters where the Company is a party or interested third party, both at the initial hearing and at any of the steps of the procedure of the labor law; to file criminal claims and complaints, grant judicial pardons and assist the Public Prosecutor.

         2.- To subscribe for and in any form negotiate credit instruments, upon the terms of Article nine of the General Law of Credit Instruments and Operations.

         3.- To open and cancel banking accounts in the name of the Company, as well as to make deposits and draw against them, and designate the persons to draw against them.

         4.- To appoint and remove the attorneys-in-fact, officers, agents and employees of the Company and, in the case provided for in section I of Article Eighteen of these By-laws, to decide whom of the officers listed therein shall be designated by the corresponding shareholder or shareholders; as well as to determine the attributions, guarantees and compensations corresponding to the attorneys-in-fact, officers, agents and employees of the Company.

         5.- To call General Ordinary and Extraordinary Shareholders Meetings, as well as Special Shareholders Meetings and to carry out their resolutions.

         6.- To grant general or special powers-of-attorney, always reserving the exercise thereof, as well as to revoke general or special powers-of-attorney.

         7.- Subject to the provisions of section II of Article Eighteen of these By-laws, to determine the sense in which the votes corresponding to the shares or other interest owned by the Company shall be cast at general and special shareholders meetings of the companies in which this Company holds any shares or other interest.

         8.- To designate the persons who shall carry out the acquisition of shares of the Company and their further placement.

         9.- To approve the transactions different from the ordinary course of business and that are intended to be carried out between the Company or its subsidiaries and its partners, with persons who are part of the management of the Company or its subsidiaries or with whom those persons have a patrimonial vinculum or, as the case may be, are relatives by blood or by law up to the second degree, the spouse or concubine.

         10.- To approve the purchase or sale by the Company or any of its subsidiaries of 10% (ten percent) or more of the consolidated assets of the Company.

                                                                            10.-

         11.- To approve the granting by the Company or any of its subsidiaries of guarantees for a sum exceeding 30% (thirty percent) of the consolidated assets of the Company.

         12.- To approve any transaction entered into by the Company or any of its subsidiaries outside the ordinary course of business other than the indicated in the sections 9 through 11 above, representing more than 1% (one percent) of the consolidated assets of the Company.

         13.- To designate the person or persons responsible for the acquisition and placement of the own shares of the Company.

         14.- To render the opinion mentioned in the fourth paragraph or Article Thirty.

         15.- The other powers-of-attorney which may correspond to them under the law, regulatory or administrative provisions or these By-laws.

         As long as the applicable law does not provide otherwise, the faculties described in sections 9, 10, 11 and 12 above may not be delegated.

         The members of the Board of Directors shall be responsible for the resolutions they adopt in connection with the matters referred to in sections 9 through 12 above, except for what it is provided for in Article 159 of the General Law of Commercial Companies.

         The Board may delegate its authorities to any of its Directors, to the Chairman, the General Director or any of the officers, or to the attorneys-in-fact or delegates designated to that effect, for them to exercise the same in the business and on the terms and conditions set forth by the Board itself and, in general, to carry out the acts and operations which are necessary or convenient for the purposes of the Company, with the exception of those expressly reserved by the law or by these By-laws to the Shareholders Meeting or to the Board of Directors.

         II.- Matters which execution require the prior approval of the Board of Directors.- Subject to the requirements to convene quorum and of voting provided for in Article Sixteen below, the approval of the Board of Directors shall be required in the events and for the matters stated in the applicable legislation and, additionally, with respect to the following matters, unless the applicable matter had been approved by the General Extraordinary Shareholders Meeting or by the Executive Committee pursuant to the provisions of Article Twenty-Eight, paragraph (iv) or Article Seventeen, section I of these By-laws, as applicable:

         (a).- The acquisition of an interest in a company not engaged in the Telecommunications Industry, or the acquisition of goods or assets related to a business not belonging to such Industry, at a price in any event exceeding the amount of US$30,000,000.00 Dollars, lawful currency of the United States of America or its equivalent in Mexican currency.

         (b).- The approval of any plan or the execution of any operation connected with a joint venture, co-investment, strategic alliance or merger in the Telecommunications Industry, which in any event involves the investment of an amount of money exceeding US$100,000,000.00 Dollars, lawful currency of the United States of America, or its equivalent in Mexican currency, or the merger with another legal entity having assets which value exceeds such amount, except in the

                                                                            11.-

event of any plan to merge or consolidate with the properties controlled by affiliates of Telefonica, S.A. or its assignees in Regions 1, 2, 3 and 4 or in the event of an operation earmarked for the rendering of wireless telephone services in Regions 1 and 4 using the 1.8 GHz frequency band.

         (c).- The sale of goods (except for the sale of replaced or obsolete inventories or equipment carried out in the ordinary course of business of the Company) or the sale of business in exchange of a consideration jointly exceeding the amount of US$30,000,000.00 Dollars, lawful currency of the United States of America, or its equivalent in Mexican currency, during one fiscal year of the Company, either carried out in a single act or in several simultaneous or successive related transactions.

         (d).- The assumption of debts in an amount jointly exceeding US$100,000,000.00 Dollars, lawful currency of the United States of America, or its equivalent in Mexican currency, during one fiscal year of the Company, either carried out in a single act or in several simultaneous or successive related transactions; except in the event of operations for the refinancing of existing debts, or for debts resulting from the financing granted by suppliers, or for debts resulting from the financing of specific projects.

         (e).- The issuance or placement of shares for a consideration jointly exceeding the amount of US$50,000,000.00 Dollars, lawful currency of the United States of America, or its equivalent in Mexican currency, during one fiscal year of the Company, either carried out in a single act or in several simultaneous or successive related transactions; except in the event of shares issued or placed as a result of a plan to merge or consolidate with the properties controlled by affiliates of Telefonica, S.A. or its assignees in Regions 1, 2, 3 and 4 or which issuance or placement proceeds are to be invested in a Subsidiary of the Company, or in a joint venture, co-investment or strategic alliance in which the Company participates, directly or indirectly, provided that such Subsidiary, joint venture, co-investment or strategic alliance shall have been established to render wireless telephone services in Regions 1 and 4 using the 1.8 GHz frequency band.

         (f).- The execution, amendment, rescission or termination of agreements, arrangements or operations with or for the benefit of: (i) an affiliate of the Company, except in the event of agreements, arrangements or operations executed exclusively between the Company and one or more Subsidiaries in which the Company holds shares or other interest representing at least 90% (ninety percent) of the capital stock; or (ii) a holder of Series "A" shares of the Company or any affiliate of such holder, except for the renewals or extensions, or assignments in favor of any other Subsidiary, in the terms and conditions fundamentally similar to the current ones (in the understanding that the parties thereof may be subsidiaries of the current parties), of the (A) Master Technical Services Agreement entered into on January 1st, 1997 by and between Bell Atlantic International, Inc., and Sistecel, S.A. de C.V.; and (B) the Agreement for the Reimbursement of Compensation Expense (Secondment Agreement) entered into on January 1st 1997 by and between Bell Atlantic International, Inc., and Sistecel, S.A. de C.V., in the understanding that the annual payment to Bell Atlantic International, Inc., or any of its subsidiaries under the Master Technical Services Agreement mentioned above, may not exceed $3 million U.S. dollars, unless the approvals mentioned in the introductory paragraph of this section II are obtained, and that the annual payment to Bell Atlantic International, Inc., or any of its subsidiaries under the Agreement for the Reimbursement of Compensation Expense mentioned above, may not exceed $10 million U.S. dollars, unless the approvals mentioned in the introductory paragraph of this section II are obtained.

                                                                            12.-

         (g).- The termination or provision of any of the cellular phone, fixed wireless telephone, long-distance or satellite transmission operations carried out by the Company in any adjacent geographical area, or of the assets used in the nets related to such operations, as long as the annual consolidated income accrued by the operation intended to be terminated or transferred shall have exceeded the amount of US$10,000,000.00 Dollars, lawful currency of the United States of America, or its equivalent in Mexican currency, during each of the 2
(two) previous fiscal years; or the termination of cellular phone, fixed wireless telephone, long-distance or satellital transmission services rendered in any Region established for the rendering of wireless telephone services in the Mexican Republic.

         (h).- The submission of any request or the execution of any other act which purpose is to terminate any concession related to the cellular phone, fixed wireless telephone, long-distance or satellite transmission services, including, without limitation, any request to abandon any part of the radio spectrum which had been granted under concession to the Company for the rendering of such services.

         (i).- In the event of any other legal entity in which this Company holds shares or other interest representing at least 10% (ten percent) of the capital stock, the determination of the sense on which the votes corresponding to such shares or other interest must be cast, in connection with any of the matters stated in (1) these paragraphs (a) to (j), or (2) paragraphs (i) to
(iii) of Article Twenty-Eight of these By-laws, as such matters refer to the applicable legal entity; as well as the granting of proxies to vote the corresponding shares or other interest in connection with any of the abovementioned matters.

         (j).- The granting of powers-of-attorney or any other delegation of authorities in connection with the matters provided for in paragraphs (a) to (i) above.

         The approval by the Board of Directors or, as the case may be, by the General Extraordinary Shareholders Meeting or the Executive Committee, of any business plan, whether annual or not, including any of the matters set forth in paragraphs (a) to (j) above, shall not mean that such matter has been approved by the Board of Directors on the terms of this Article Thirteen, section II (or, as the case may be, by the General Extraordinary Shareholders Meeting or the Executive Committee pursuant to the provisions of Article Twenty-Eight or Article Seventeen of these By-laws, as applicable), unless (i) the applicable matter has been clearly and truthfully related to the corresponding business plan, (ii) such business plan has expressly qualified the applicable matter as one of the matters included in paragraphs (a) to (j) above, and (iii) the business plan has been approved by the majority required for the approval of the matters listed in this section II, pursuant to the provisions of Article Sixteen of these By-laws.

         For purposes of this section II:

         The term "Telecommunications Industry" means any of the following activities: (i) the ownership, administration, operation or maintenance of a net to broadcast information, voice or video signals by any means; (ii) the rendering of services to broadcast information, voice or video signals by any means; (iii) the provision of equipment to be used in the facilities of users; and (iv) the rendering of value added services. It shall be deemed that the marketing of the above mentioned goods and services on a wholesale or retail basis, or by resale, is part of the Telecommunications Industry.

                                                                            13.-

         The term "Subsidiary" means any legal entity in which this Company owns, directly or indirectly, at least 50% (fifty percent) of the total capital stock, or which is controlled, directly or indirectly, by this Company.

         ARTICLE FOURTEEN.- The Chairman of the Board of Directors shall preside over the meetings of the Board; he shall comply with the resolutions of the Shareholders Meetings and of the Board of Directors without the need for any special resolution, and shall have the other authorities and obligations set forth by the General Law of Mercantile Companies and those expressly granted by the Board of Directors.

         ARTICLE FIFTEEN.- The Board shall meet as often as it may resolve, but at least once every three months, or when called by its Chairman, the Secretary or any Alternate Secretary of the Company, at least 25% (twenty five percent) of the Directors or any of the Statutory Auditors of the Company. Its meetings must be held at the domicile of the Company, except when the Board itself deems convenient to hold them anywhere else in the Mexican Republic or abroad.

         Calls for the Board of Directors meetings must be sent to the Directors by mail, telecopy, telegram or courier, at least 5 (five) days in advance to the date of the meeting. The call must be sent by telegram or telecopy, the same number of days in advance, to any Directors residing outside the corporate domicile. Meetings may be held without such call if all the Directors or their corresponding alternates are present thereat.

         The Statutory Auditors must be called to the Board of Directors meetings.

         ARTICLE SIXTEEN.- In order for the Board of Directors meetings to be deemed legally convened, the attendance of one half of the members thereof shall be required, including at least the majority of Series "A" Directors. The resolutions of the Board of Directors shall be valid when they are approved by a majority of votes of the members present, including the affirmative vote of at least the majority of Series "A" Directors; provided, however, that in the event of any of the matters stated in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws, the affirmative vote of Series "A" Director or Directors who, as the case may be, have been designated by the minorities entitled thereto upon the terms of paragraph four of Article Eleven of these By-laws shall always be also required. In the event of a tie, the Chairman shall resolve with a casting vote, except in connection with the matters referred to in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws.

         At the conclusion of each Board of Directors meeting, the text of the resolutions passed by such body shall be submitted to the approval of the Directors who attended the meeting; provided that in the event of resolutions or agreements related with any of the matters referred to in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws, such text must be approved by each of the attending Directors. Once approved, such resolutions must be included in the minutes of the meeting, which minutes shall be transcribed in the book kept for that effect and shall be signed by the Chairman and the Secretary of the meeting. The Statutory Auditors who attended the meeting may also sign the corresponding minutes, without their signature being required.

         Pursuant to Article 143 (one hundred and forty-three) of the General Law of Mercantile Companies, the resolutions of the Board of Directors shall be validly passed without the need to

                                                                            14.-

hold a Board of Directors meeting, provided that: i) the affirmative vote of all the Directors or their corresponding alternates exists and ii) the resolutions are confirmed in writing.

         ARTICLE SEVENTEEN.- The General Ordinary Shareholders Meeting may establish one or more Committees of the Board of Directors, in any event with the duties and authorities which such Meeting may determine, and which operation shall be subject to the operation rules adopted thereby.

         As long as the General Ordinary Shareholders Meeting does not otherwise resolve, the following Committees are created with the duties indicated below:

         I.- Executive Committee: It shall be an administrative and decision body of the Board of Directors. The Executive Committee shall have the following powers-of-attorney and authorities and any other authorities corresponding to the Board of Directors, except for those which according to the law, these By-laws or other provisions are expressly reserved to the Board itself, to the General Shareholders Meeting or to any Special Shareholders Meeting:

         (a).- Power-of-attorney for lawsuits and collections, for acts of administration, including labor administration, and for acts of ownership, with all the general and special authorities requiring a special clause according to the law, upon the terms of Articles two thousand five hundred and fifty-four, paragraphs first, second and third, and two thousand five hundred and eighty-seven of the Federal Civil Code and the correlative provisions of the Civil Codes for each of the federal entities of the Mexican Republic, as well as for the effects of Articles eleven, forty-six, forty-seven, one hundred and thirty-four, section three, five hundred and twenty-three, six hundred and ninety-two, sections one, two and three, six hundred and eighty-seven, eight hundred and seventy-six, eight hundred and seventy-eight, eight hundred and eighty-three and eight hundred and eighty-four of the Federal Labor Law. Therefore, it shall represent the Company before all kinds of administrative and judicial authorities whether federal, state and municipal, before all kinds of boards of conciliation and boards of conciliation and arbitration and other labor authorities and before arbiters and arbitrators. The foregoing powers-of-attorney include, as an example but not as a limitation, authorities to file all kinds of lawsuits and remedies, even "amparo" proceedings, and to withdraw therefrom; to settle, submit to arbitrators, file and answer interrogatories, to assign goods, challenge judges and receive payments; to discuss, execute and review bargaining agreements; to represent the Company before labor authorities in labor matters where the Company is a party or interested third party, both at the initial hearing and at any of the steps of the procedure of the labor law; to file criminal claims and complaints, grant judicial pardons and assist the Public Prosecutor.

         (b).- To subscribe for and in any form negotiate credit instruments, upon the terms of Article nine of the General Law of Credit Instruments and Operations.

         (c).- To open and cancel banking accounts in the name of the Company, as well as to make deposits and draw against them, and designate persons to draw against them.

         (d).- To appoint and remove the attorneys-in-fact, officers, agents and employees of the Company and, in the event provided for in section I of Article Eighteen of these By-laws, to decide on whom of the officers listed therein shall be designated by the corresponding shareholder or shareholders; as well as to determine the attributions, guarantees and compensations corresponding to the attorneys-in-fact, officers, agents and employees of the Company.

                                                                            15.-

         (e).- To propose to call General Ordinary and Extraordinary Shareholders Meetings and Special Shareholders Meetings, as well as to call Board of Directors meetings and to carry out their resolutions;

         (f).- To grant general or special powers-of-attorney, always reserving the exercise thereof, as well as to revoke general or special powers-of-attorney.

         II.- Finance and Strategic Planning Committee: It shall have the following duties:

         (a).- To evaluate and, as the case may be, suggest the general guidelines for the determination of the strategic planning of the Company.

         (b).- To follow up the application of the strategic plan.

         (c).- To evaluate and, as the case may be, suggest the investment policies, and to present such policies to the Board of Directors and Executive Committee.

         (d).- To evaluate and, as the case may be, recommend to the Board of Directors or the Executive Committee, the approval of new business opportunities and new technology.

         (e).- To evaluate and, as the case may be, recommend to the Board of Directors and Executive Committee, the approval of the annual business plan and five - year plan as well as to the annual budget, including the capital expenditures program.

         (f).- To monitor the implementation of and variation on the annual budget and to review the capital expenditures program.

         (g).- To review the monthly unaudited financial statements.

         (h).- To identify operational risk factors that may affect the company and evaluate policies for the management of said risks.

         (i).- To evaluate and, as the case may be, suggest the financing policies (capital or debt) of the Company proposed by the Chief Executive Officer, to subsequently submit them to the approval of the Board of Directors or the Executive Committee.

         (j).- To review the contingency recovery plan and the insurance coverage.

         III.- Auditing Committee: It shall have the following duties:

         (a).- To make recommendations to the Board of Directors or the Executive Committee of the candidates for external auditors of the Company.

         (b).- To make recommendations to the Board of Directors or the Executive Committee of the hiring conditions and the scope of the professional mandates of the external auditors.

                                                                            16.-

         (c).- To support the Board of Directors and the Executive Committee by monitoring the compliance with the audit agreements.

         (d).- To be a communication channel between the Board of Directors or the Executive Committee and the external auditors, and seek to secure the independence and objectivity of the latter.

         (e).- To assist the Board of Directors or the Executive Committee in the coordination and evaluation of annual internal audits programs.

         (f).- To coordinate the duties of the external and internal auditors and of the Statutory Auditors.

         (g).- To review the work schedule, the letters of remarks and the audit reports and to inform the Board of Directors and the Executive Committee about the results.

         (h).- To make recommendations to the Board of Directors of the basis for the preparation of financial information.

         (i).- To review the main accounting policies, including the quality of the existing policies.

         (j).- To review and, as the case may be, recommend the Board of Directors of the Executive Committee, the approval of the annual consolidated audited financial statements, including the review of changes in accounting policies and practices, significant adjustments which result from the annual audit, compliance with accounting standards and statements made by the management to the auditors.

         (k).- To review and, as the case may be, recommend to the Board of Directors or the Executive Committee, the approval of the quarterly consolidated unaudited financial statements, as well as each and all quarterly financial reports, and each and all financial reports to be delivered to the authorities in Mexico and the United States of America.

         (l).- To contribute to the definition of the general guidelines of the internal control system and to evaluate their effectiveness.

         (m).- To verify the existence of the mechanisms it deems necessary in order for the Company to verify that it complies with the different provisions to which is subject.

         (n).- To review, jointly with the management, the external auditors and counsels, any litigation, claim or contingency.

         (o).- To review the compliance with codes of business conduct and legal and regulatory requirements, including the compliance with U.S. Laws, such as the Foreign Corrupt Practices Act.

                                                                            17.-

         (p).- To give an opinion on the transactions mentioned in sections 9 and 12 of paragraph I of Article Thirteen of these By-laws.

         (q).- To propose the hiring of independent specialists, in the cases in which it considers it convenient, to express its opinion regarding the transactions referred to in sections 9 through 12 of paragraph I of Article Thirteen of these By-laws and the fourth paragraph of Article Thirty.

         (r).- To review the expenses of senior offices of the Company.

         (s).- Prepare an annual report on its activities and submit such report to the Board of Directors.

         IV.- Human Resources and Compensations Committee: It shall have the following duties:

         (a).- To suggest to the Board of Directors or the Executive Committee the procedures to propose the Chief Executive Officer and the General Director and all the other senior officers.

         (b).- To propose to the Board of Directors or the Executive Committee the criteria for the evaluation of the Chief Executive Officer and the General Director and the other senior officers, according to the general guidelines set forth by the Board of Directors or the Executive Committee.

         (c).- To analyze and submit to the Board of Directors or the Executive Committee the proposal made by the Chief Executive Officer and the General Director regarding the structure and amount of the compensations, including base salary, variable compensation and benefits of the main officers of the Company.

         (d).- To review and, as the case may be, recommend to the Board of Directors or Executive Committee, the approval of the parameters of the general plan of salary increases, as well as of any general plan of bonus payment in cash to employees.

         (e).- To review and, as the case may be, recommend to the Board of Directors or the Executive Committee, the approval of any plan involving the establishment of compensations based on the granting of shares of the capital stock of the Company, as well as any compensation under such plans.

         (f).- To review and, as the case may be, recommend the Board of Directors or the Executive Committee, the approval of any corporate organization plan, empowering plans, succession plans and employee development programs.

          Regarding each Committee, the designation of members and its operation shall be subject to the following and other rules, as the case may be, provided from time to time by the General Ordinary Shareholders Meeting:

         1.- The Executive Committee shall be comprised of 6 (six) members. The Auditing Committee shall be comprised of 5 (five) members. Each other Committees shall be comprised of

                                                                            18.-

the even number of members which the General Ordinary Shareholders Meeting may determine, which number may not be less than 4 (four) or more than 6 (six).

         2.- The members of each Committee shall be regular or alternate Directors of the Company and shall be designated, along with the appointment of the Board of Directors, by the General Ordinary Shareholders Meeting based on the resolutions of the respective Special Shareholders Meetings. Regarding the Executive Committee, four (4) of the members and its Chairman shall be designated and, as the case may be, removed or substituted by majority vote of Series "A" shareholders at a Special Meeting and the two (2) remaining members shall be designated and, as the case may be, removed or substituted by majority vote of Series "V" shareholders at a Special Shareholders Meeting. Regarding the Auditing Committee, the majority of its members (including the Chairman) shall be independent directors, in terms of Article 14 Bis of the Securities Market Law. Regarding each of the other Committees, a majority of their members, including the Chairman, shall be designated and, as the case may be, removed or substituted by majority vote of Series "A" shareholders at a Special Shareholders Meeting and the remaining members by majority vote of Series "V" shareholders at a Special Shareholders Meeting. Any Affiliate shareholder or group of shareholders holding shares that represent at least 25% (twenty-five percent) of the total capital stock of the Company, provided that such holding includes at least 11% (eleven percent) of such capital stock in Series "V" shares and at least 10% (ten percent) in Series "A" shares (for purposes of these By-laws, a "Qualified Minority Shareholder"), shall be entitled, acting at a Special Shareholders Meeting, to designate and, as the case may be, remove or substitute a member of each Committee, which shall be one of the members designated by Series "V" shareholders, therefore, the members designated by the Qualified Minority Shareholders shall not be in addition to those mentioned in this paragraph. Such designation or, as the case may be, substitution shall remain in force as long as the applicable Qualified Minority Shareholder keeps the shareholding required by this paragraph. The General Ordinary Shareholders Meeting may remove and substitute any members of Committees designated by a Qualified Minority Shareholder pursuant to this paragraph, at any time on which such Qualified Minority Shareholder ceases to hold the shareholding percentage required by this paragraph to make such designation, without the need to remove or substitute any other member. The members of Committees shall receive the compensation fixed by the General Ordinary Shareholders Meeting. For the purposes of this paragraph, the term "Affiliate" shall mean , with respect to any shareholder, any legal entity that directly or indirectly controls, is controlled by or is under the common control of such shareholder; and "control" means the direct or indirect authority to direct the administration and policies of any person, whether through the ownership of voting securities, by agreement or otherwise.

         3.- The Chief Executive Officer and the Managing Director of the Company shall be invited to the all Committee meetings and the Chief Financial Officer shall be invited to Finance and Strategic Planning and Auditing Committee meetings, in each case being entitled to speak but not to vote. Likewise, the Statutory Auditors must be invited to all Committee meetings, who, in the event of attending, shall do so with the right to speak but not to vote.

         4.- Each Committee shall hold meetings as often as determined by the General Ordinary Shareholders Meeting or, alternatively, the Board of Directors and also when it is called by its Chairman, by the Secretary of the Board of Directors or by any Alternate Secretary, by any 2 (two) members of the Committee or by any Statutory Auditor of the Company. The calls for Committee meetings shall be sent to the members by mail, telegram, telecopy or courier, at least 5
(five) days in advance of the date for the meeting. The call must be sent by telegram or telecopy, on the same notice, to the members residing outside the corporate domicile. Meetings may be held without such call if all the members are present.

                                                                            19.-

         5.- Committee meetings shall be presided over by the Chairman thereof, assisted by the Secretary of the Board of Directors or by any Deputy Secretary. In the absence of the Chairman or the Secretary (whether regular or alternate) or both, the person or persons designated by a majority of the members of the Committee appointed by the Series "A" shareholders shall act as Chairman and/or Secretary, as the case may be.

         6.- Regarding each Committee, the meetings thereof shall be deemed legally convened when one half of its respective members are present and its resolutions shall be valid when approved by majority vote of the present members, provided that such majority includes the affirmative vote of at least a majority of the members designated by Series "A" shareholders and, in the case of the matters set forth in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws, as long as the majority includes also the affirmative vote of the member or members designated by the Qualified Minority Shareholders. In the event of a tie, the Chairman shall have a casting vote, unless it relates to any of the issues set forth in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws. In any case, the resolutions of Committees shall be validly passed without the need to hold a meeting of the applicable Committee, provided that: i) there is a favorable vote by all the members of the Committee exits and ii) resolutions are confirmed in writing.

         7.- The Finance and Strategic Planning, the Auditing and Human Resources and Compensations Committees shall submit to the Board of the Directors and the Executive Committee, at least 2 (two) times per fiscal year, a report of their respective performances. The annual report of the Auditing Committee will also be submitted to the Annual Shareholders Meeting. Likewise, all Committees must inform the Board of Directors and the Executive Committee when any material events or acts for the Company occur, which events or acts, in their opinion, should be reported.

         8.- The Committees shall always act as a collegiate body and their authorities may not be delegated to individuals such as directors, managers, delegate directors or attorneys-in-fact, unless such delegation is expressly authorized by these By-laws. The Committees may create Sub-Committees with the authorities that Committees may determine, within the scope of their authorities. Such Sub-Committees shall be comprised of even numbers, a majority of which members, including the chairman, must be regular or alternate Series "A" Directors (elected by majority vote of Series "A" shareholders). In the event that the designating Committee has one or more members designated by Qualified Minority Shareholders, each such member shall have the right to designate, and as the case may be, remove or substitute one member of the respective Sub-Committee. The rules of paragraph (6) above shall be applied to Sub-Committee meetings.

         ARTICLE EIGHTEEN.- Each Qualified Minority Shareholder shall have the following special rights, without prejudice to the other general and special rights conferred to them by these By-laws:

         I.- Designation of an officer of the Company.- Each Qualified Minority Shareholder, acting at a Special Meeting, shall have the exclusive power to designate and, as the case may be, substitute one of the following officers of the Company: the Chief Operations Officer, the Chief Financial Officer, the Chief Marketing Officer or the Chief Technical Officer. The Board of Directors or, as the case may be, the Executive Committee of the Company, in any event during the first meeting held after his designation, shall determine the officer to be designated by each Qualified Minority Shareholder.

                                                                            20.-

         II.- Voting of shares owned by the Company with respect to certain matters.- Each Qualified Minority Shareholder, acting at a Special Shareholders Meeting, shall have the exclusive power to determine the sense in which the votes corresponding to the shares or other interest held by this Company in its Subsidiaries (as such term is defined in Article Thirteen, section II of these By-laws) must be cast, as well as to grant proxies for such voting, in connection with the following issues:

         (a).- In the event of any Subsidiary in which this Company has the right to designate at least 2 (two) members of the Board of Directors or other administrative body, the designation and, as the case may be, the removal or substitution of a regular and alternate member of the Board of Directors or other applicable administrative body; and

         (b).- In the event of any Subsidiary in which this Company holds shares or other interest representing more than 50% (fifty percent) of the voting capital stock, (i) the designation and, as the case may be, the substitution of one of the officers referred to in section I of this Article Eighteen, provided that the applicable legal entity has one or more of such officers, and (ii) the designation and, as the case may be, the removal or substitution of a regular statutory auditor and his corresponding alternate. In the case of subparagraph
(i) of this paragraph (b), the corresponding officer shall be elected by the Board of Directors or by the Executive Committee of this Company, pursuant to the procedure stated in section I of this Article Eighteen.

         The General Ordinary Shareholders Meeting may remove or substitute any of the persons designated by a Qualified Minority Shareholder pursuant to this Article Eighteen, at any time when such Qualified Minority Shareholder forfeits such capacity, without the need to remove or substitute any additional person.

                                   CHAPTER IV
                                  SURVEILLANCE

         ARTICLE NINETEEN.- The surveillance of the Company shall be entrusted to one or more Statutory Auditors with their corresponding alternates, designated by the General Ordinary Shareholders Meeting, based on the resolutions adopted by the corresponding Special Meetings. One Statutory Auditor and his alternate shall be appointed by majority vote of Series "A" shareholders at a Special Meeting and, as the case may be, another Statutory Auditor and his alternate shall be appointed by majority vote of the Qualified Minority Shareholders at a Special Shareholders Meeting (giving to the term "Qualified Minority Shareholder" the meaning assigned to it in paragraph 2 of Article Seventeen of these By-laws). As the case may be, the Statutory Auditors designated by Series "A" shareholders and by the Qualified Minority Shareholders shall be removed and/or substituted by the General Ordinary Shareholders Meeting, based on the resolutions of the corresponding Special Shareholders Meeting or Meetings. The General Ordinary Shareholders Meeting may remove and substitute the Statutory Auditor and the corresponding alternate designated by a Qualified Minority Shareholder pursuant to this Article Nineteen, at any time when such Qualified Minority Shareholder forfeits such capacity, without the need to remove or substitute the other Statutory Auditor or his alternate.

         Any shareholder or group of shareholders representing 10% (ten percent) of the shares of the Company will have the right to designate one Statutory Auditor and, as the case may be, its

                                                                            21.-

respective alternate, whose appointments shall not be revoked unless the appointment of all the other Statutory Auditors is revoked.

         The Statutory Auditor or Auditors need not be shareholders of the Company; they shall hold office for one year and may be reelected but, in any event, they shall hold their position until the persons designated to substitute them take office.

         The Statutory Auditor or Auditors shall have the powers and obligations listed in Article 166 (one hundred and sixty-six) of the General Law of Mercantile Companies, as well as all those powers and obligations delegated to them by the General Shareholders Meeting.

         The Statutory Auditors shall be called to the Meetings of the Board of Directors and its Committees.

         The Statutory Auditor or Auditors shall guarantee their performance pursuant to a resolution of the General Ordinary Shareholders Meeting.

                                    CHAPTER V
                              SHAREHOLDERS MEETINGS

         ARTICLE TWENTY.- The Shareholders Meeting is the supreme body of the Company and its meetings shall be held at the corporate domicile.

         Shareholders Meetings shall be General Extraordinary Meetings, General Ordinary Meetings and Special Meetings.

         General Meetings called to transact any of the following business shall be Extraordinary: (a) the business listed in Article 182 (one hundred and eighty-two) of the General Law of Mercantile Companies (unless otherwise provided by Articles Nine and Ten of these By-laws with respect to increases and decreases in the variable portion of the capital stock), as well as the other business reserved to the General Extraordinary Shareholders Meeting pursuant to the provisions of these By-laws; and (b) the business listed in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws, when instead of being filed for the approval of the Board of Directors or of the Executive Committee, they are submitted for the consideration of the shareholders of the Company.

         General Ordinary Meetings shall be held at least once a year, within 4
(four) months of the closing of each fiscal year. In addition to the items of the Agenda, the following business must be submitted to the General Ordinary Shareholders Meetings: (a) those business referred to in Article 181 (one hundred and eighty-one) of the General Law of Mercantile Companies shall be transacted, including the submission to the shareholders of the report referred to in the general heading of Article 172 (one hundred and seventy-two) of such Law, for the immediately preceding fiscal year of the company or companies of which shares it is a majority holder, when the value of the investment in each of them exceeds 20% (twenty percent) of the net worth according to the financial condition statement of the Company at the closing of the corresponding fiscal year, the appointment of the members of the Board of Directors and Statutory Auditors, and the determination of their compensations; and (b) the determination of the maximum sum of funds that, for the fiscal year, shall be allocated to the purchase of own shares of the Company, according to

                                                                            22.-

the provisions of Article Eight of these By-laws. The annual report of the Auditing Committee shall also be submitted to such shareholders meeting. For the purposes of Article 181 (one hundred and eighty-one) of the General Law of Mercantile Companies, in order for the General Ordinary Shareholders Meeting to be held and for the resolutions passed thereat, pursuant to the provisions of these By-laws and the applicable legislation, to be valid, it shall be sufficient that any of the Statutory Auditors shall have filed his report.

         ARTICLE TWENTY-ONE.- Those Meetings held to discuss anything related to the appointment of Directors, Statutory Auditors and members of the Committees corresponding to each share Series or, as the case may be, to any Qualified Minority Shareholder (as such term is defined in Article Seventeen of these By-laws); those held to appoint the officer or officers referred to in section I, or to resolve with respect to the business stated in section II, both of Article Eighteen of these By-laws; and those held to resolve with respect to any other right corresponding to a Series of shares or, as the case may be, to any Qualified Minority Shareholder shall be Special Meetings. Such Meetings shall be held upon the terms of these By-laws and the provisions of Article 195 (one hundred and ninety-five) of the General Law of Mercantile Companies.

         ARTICLE TWENTY-TWO.- Calls for the Shareholders Meetings must be made by the Board of Directors or any of the Statutory Auditors. Likewise, shareholders representing at least 10% (ten percent) of the capital stock may request, in writing and at any time, that the Board of Directors or any of the Statutory Auditors call a Shareholders Meeting to transact the business specified in their request.

         Any shareholder who holds one share shall have the same right in any of the events referred to in Article 185 (one hundred and eighty-five) of the General Law of Mercantile Companies and pursuant to the procedure set forth therein.

         ARTICLE TWENTY-THREE.- Calls for Meetings must be published in the Official Gazette of the Federation and in one of the newspapers of highest circulation in the corporate domicile, at least 15 (fifteen) days in advance of the date fixed for the Meeting. Calls shall include the Agenda and must be signed by the person or persons who prepares them, it being understood that if the Board of Directors prepares them, the signature of the Chairman, the Secretary or any Alternate Secretary shall suffice. Calls for General Meetings may include calls for Special Meetings.

         The documents relating to each and one of the items of the Agenda must be available free and immediately to the shareholders from the moment of the publication of the call for the Shareholders Meeting.

         Meetings may be held without prior call if the capital stock is totally represented at the time of voting.

         ARTICLE TWENTY-FOUR.- To attend Meetings, shareholders must produce the corresponding admission card, which shall be issued only at the request of the persons registered as holders of shares in the Share Registry Book of the Company, which request must be filed at least 48 (forty-eight) hours before the time fixed for the holding of the Meeting, together with their temporary or definitive share certificates, or the deposit evidence of such temporary or definitive share certificates issued by any institution authorized therefore.

                                                                            23.-

         For purposes of attendance to the Meetings, the Share Registry Book shall be closed 48 (forty-eight) hours before the date fixed for the holding of the applicable Meeting.

         Any shares which are deposited to be entitled to attend the Meeting, shall only be returned after such Meeting is held, in exchange for the voucher issued to the shareholder for them.

         ARTICLE TWENTY-FIVE.- Shareholders may be represented at Meetings by the person or persons designated by means of a proxy signed before two witnesses, or by power of attorney granted by means of the format prepared by the Company.

         The members of the Board of Directors and the Statutory Auditor or Auditors may not represent any shareholders at any meeting.

         The Secretary and his/her alternate or alternates, if such is the case, shall ascertain that the Company maintains available to the intermediaries of the securities market that evidence the representation of the shareholders of the Company, during the period of time referred to in Article 173 of the General Law on Commercial Companies, the formats of powers of attorney for the representation of the shareholders in the shareholders meetings of the Company, in order for such intermediaries can deliver them in time to their representatives. The Secretary and his/her alternate or alternates, if such were the case, shall inform the shareholders meeting about the foregoing, which report shall be recorded in the corresponding minutes.

         ARTICLE TWENTY-SIX.- Meetings shall be presided over by the Chairman of the Board of Directors or, in his absence, by his alternate, and in the absence of both, by the person designated by majority vote of the holders of Series "A" shares present thereat. The Secretary of the Board of Directors shall act as such or, in his absence, any Alternate Secretary, and in the absence of both, such office shall be held by the person designated by majority vote of the shareholders present thereat.

         The minutes of the Meeting shall be recorded in the corresponding book and shall be signed by the Chairman and the Secretary of the Meeting. Statutory Auditors who attend the Meeting may also sign the corresponding minutes, without their signature being necessary.

         ARTICLE TWENTY-SEVEN.- For a General Ordinary Shareholders Meeting to be deemed legally convened upon first call, at least 50% (fifty percent) plus one of the outstanding shares must be represented thereat.

         Upon second call, and except as otherwise provided by the following paragraph, Ordinary Shareholders Meetings may be validly held regardless of the number of shares represented thereat.

         For the resolutions of the General Ordinary Meeting to be validly passed, upon first or subsequent call, the attendance and the affirmative vote of a majority of outstanding Series "A" shares shall be required.

         ARTICLE TWENTY-EIGHT.- Except as otherwise provided by the following article, for a General Extraordinary Shareholders Meeting to be deemed legally convened upon first call, at least 75% (seventy-five percent) of the outstanding shares must be represented thereat.

                                                                            24.-

         Upon second or ulterior call, General Extraordinary Shareholders Meetings may be validly held if at least 50% (fifty percent) plus one of the outstanding shares are represented thereat.

         In order for resolutions of the General Extraordinary Meeting to be validly passed, upon first or subsequent call, the affirmative vote of a majority of the shares shall be required, including the affirmative vote of a majority of the outstanding Series "A" shares; provided, however, that in any of the following events, the affirmative vote of at least 75% (seventy-five percent) of the outstanding Series "A" shares shall always be required:

         (i).- The early dissolution of the Company and the designation of the corresponding liquidators.

         (ii).- Any increases in the minimum fixed portion and the variable portion of the capital stock of the Company, in an amount jointly exceeding US$50,000,000.00 Dollars, lawful currency of the United States of America, or its equivalent in Mexican currency, during a fiscal year of the Company, either carried out in a single act or in several simultaneous or successive related transactions, except for increases in the capital stock made as a result of a plan to merge or consolidate with the properties controlled by affiliates of Telefonica, S.A. or its assignees in Regions 1, 2, 3 and 4 or which proceeds shall be invested in a Subsidiary of the Company, or in a joint venture, co-investment or strategic alliance in which the Company participates, directly or indirectly, as long as such Subsidiary, joint venture, co-investment or strategic alliance shall have been established for the rendering of wireless telephone services in Regions 1 and 4 using the 1.8 GHz frequency band (giving to the term "Subsidiary" the meaning assigned to it in Article Thirteen, section II, of these By-laws).

         (iii).- Any change to the provisions of Articles Three, Five, Six, Seven, Eleven, Thirteen, section II, Fifteen, Sixteen, Seventeen, Eighteen, Nineteen, Twenty, Twenty-One, Twenty-Two, Twenty-Three, Twenty-Four, Twenty-Five, Twenty-Six, Twenty-Seven, Twenty-Eight, Twenty-Nine, Thirty-One or Thirty-Two of these By-laws, except when such amendment is demanded by the law or applicable regulations.

         (iv).- Any of the events stated in paragraphs (a) to (j) of section II of Article Thirteen of these By-laws, when they are submitted to the consideration of the shareholders of the Company upon the terms of Article Twenty of these By-laws.

         ARTICLE TWENTY-NINE.- In order for a Special Shareholders Meeting to be deemed legally convened upon first call, at least 75% (seventy five percent) of the shares (i) of the corresponding Series or (ii) owned by the corresponding Qualified Minority Shareholder or Shareholders, as the case may be, must be represented thereat.

         Upon second or ulterior call, a Special Shareholders Meeting may be validly held if at least 51% (fifty one percent) of the shares (i) of the corresponding Series or (ii) owned by the corresponding Qualified Minority Shareholder or Shareholders, as the case may be, are represented thereat.

         For the resolutions of a Special Shareholders Meeting to be validly passed, upon first or subsequent call, the affirmative vote of a majority of the shares (i) of the corresponding Series or

                                                                            25.-

(ii) owned by the corresponding Qualified Minority Shareholder or Shareholders, as the case may be, shall be required.

         The resolutions passed without a Special Shareholder Meeting, by unanimity of (i) the shareholders representing all the shares of the corresponding Series or (ii) the corresponding Qualified Minority Shareholders, as the case may be, shall have, for all legal purposes, the same validity as if they had been passed at a Special Shareholders Meeting, as long as they are confirmed in writing. The provisions of the General Law of Mercantile Companies shall be applicable in all cases not contemplated by these By-laws.

         ARTICLE THIRTY.- In the event of delisting of the shares of the Company in the Securities and Special Section of the National Registry of Securities and Intermediaries, whether upon request of the Company itself or by a resolution passed by the National Banking and Securities Commission upon the terms of the law, the shareholders having the majority of the ordinary shares or having the possibility, under any circumstances, to make decisions in the general shareholders meetings or to appoint the majority of the members of the Board of Directors of the Company, shall have the obligation to make a public purchase offer, prior to the cancellation and least at the highest price of: (i) the trading value of the shares or (ii) the book value of the shares in accordance with the last quarterly report rendered to the National Banking and Securities Commission and the Mexican Stock Exchange before the beginning of the offer, except when such value had been modified in accordance with applicable criteria for the determination of relevant information and in such case, it will be taken into consideration the latest financial information available for the Company.

         The trading value of the shares on the Stock will be the average price per volume at the closing of the operations which shall have been made during the 30 (thirty) days in which the shares of the Company shall have been traded prior to the date on the offer during a period that cannot be over 6 (six) months. In the case that the number of days in which the shares had been traded is below 30 (thirty) days, it will be taken into consideration the days on which the shares were effectively traded. In case that the shares were no traded at all during that period, it will be taken into consideration the book value of the shares.

         In the case that the offer implies more than one series of shares, the average mentioned above, shall be made for every series of shares to be cancelled and it must be considered as trading value for the public offer of all the series, the highest average.

         The Board of Directors of the Company, within the 5 (five) previous days to the beginning of the offer, shall be rendering an opinion with respect the price justification, in which shall take into consideration the interest of the minority shareholders in order to comply with second paragraph of Article 16 of the Mexican Securities Law, as well as the opinion of the Audit Committee, if such opinion is contrary to the opinion rendered by the Board of Directors, the Audit Committee opinion shall be disclosed. In the event of a conflict of interest by the Board of Directors, the opinion of the Board of Directors shall be rendered in conjunction with the opinion by an Independent Expert appointed by the Audit Committee. This opinion shall include specifically the minority shareholders rights. Such Independent Expert must comply with the dispositions of the National Banking and Securities Commission.

                                                                            26.-

         The shareholders mentioned in paragraph one of this article, will not be obligated to make the public offer for the cancellation of the shares if the 95% (ninety five) of the ordinary capital stock are in agreement with the cancellation and if the amount to be offered for the shares among the public and as provided in this article is below 300,000 unidades de inversion. In any event, for the cancellation, the Company must place a trust and notify the National Banking and Securities Commission of the placement of the trust.

         The shareholders mentioned in paragraph one of this article, must place in a trust for a minimum 6 (six)-months period, the necessary funds for the exclusive purpose of purchasing, at the same offering price, the shares of the investors who did not participate at such offer and previously to the cancellation of the shares in the Securities Special Section of the National Registry of Securities.

         The provisions of this article will be applicable for the case of the ordinary certificates of participation of the shares, as well as the ordinary shares representing two or more shares or one or more series of the capital stock of the Company.

         The shareholders mentioned in paragraph one of this article, can request the National Banking and Securities Commission an authorization to use different basis for the calculation of the price, considering the financial situation and overview of the Company, as long as they present the authorization by the Board of Directors, previous opinion of the Audit Committee that states the reasons for set forth a different price, in conjunction with the report by the Independent Expert (as defined in the rules issued by the National Banking and Securities Commission), making clear that the price is consistent with the provisions of Article 16 of the Mexican Securities Law.

                                   CHAPTER VI
                              FINANCIAL INFORMATION
                               PROFITS AND LOSSES

         ARTICLE THIRTY-ONE.- Within 3 (three) months of the closing of each fiscal year, the Board of Directors shall prepare, at least, the following financial information:

         1.- A report of the Board of Directors on the performance of the Company during the fiscal year, as well as on the policies followed by the Board and, as the case may be, on the main existing projects;

         2.- A report on which the main accounting and information policies and criteria followed during the preparation of the financial information are stated and explained;

         3.- A statement showing the financial position of the Company as of the end of the fiscal year;

         4.- A statement showing, duly explained and classified, the results of the Company during the fiscal year;

         5.- A statement showing the changes in the financial condition of the Company during the fiscal year;

                                                                            27.-

         6.- A statement showing the changes in the items that comprise the shareholders equity of the Company occurred during the fiscal year; and

         7.- Any notes necessary to complete or clarify the information reflected in the above mentioned statements.

         ARTICLE THIRTY-TWO.- The report referred to in the previous article, together with the report by the Statutory Auditor or Auditors, must be completed and made available to the shareholders, together with the supporting documentation, at least 15 (fifteen) days before the Meeting at which they are to be discussed. The shareholders shall be entitled to be delivered a copy of the corresponding reports.

         ARTICLE THIRTY-THREE.- Once the statutory deductions shall have been made, including, as an example, that related to the payment of Income Tax, the annual net profits shown in the financial statements approved by the Meeting, shall be applied as follows:

         1.- 5% (five percent) to the legal reserve fund, until it equals, at least, 20% (twenty percent) of the capital stock;


         2.- The percentage determined by the Meeting, to constitute, increase and replenish the reserve for the acquisition of shares of the Company and the capital reserves, contingency, reinvestment and special reserve funds, it may deem convenient; and

         3.- The remaining amount, if any, for the purpose determined by the General Ordinary Shareholders Meeting.

         If there are any losses, they shall be carried over by the shareholders in proportion to the number of their shares and up to the value paid therefor.

         ARTICLE THIRTY-FOUR.- Dividends not collected within 5 (five) years of the date on which their payment began, are deemed to be waived and expire in favor of the Company, according to the laws in force, and must be credited to the ordinary reserve fund.

                                   CHAPTER VII
                           DISSOLUTION AND LIQUIDATION

         ARTICLE THIRTY-FIVE.- The Company shall be dissolved in any of the events set forth in Article 229 (two hundred and twenty-nine) of the General Law of Mercantile Companies.

         ARTICLE THIRTY-SIX.- Once the Company is dissolved, it shall be liquidated, which liquidation shall be carried out by the person or persons determined by the General Extraordinary Shareholders Meeting.

         ARTICLE THIRTY-SEVEN.- The liquidation shall be made according to the resolutions passed by the shareholders when resolving or declaring the dissolution of the Company. If there are

                                                                            28.-

no special resolutions of the Meeting, the liquidation shall be made according to the provisions of the corresponding chapter of the General Law of Mercantile Companies.

                                  CHAPTER VIII
                                  FISCAL YEARS

         ARTICLE THIRTY-EIGHT.- Fiscal years shall be equivalent to one calendar year, from the first day of January to the thirty-first day of December each year.